Exhibit 99

Press Release

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212

TIMBERLAND REPORTS THIRD QUARTER RESULTS

STRATHAM, NH, October 16, 2003 – The Timberland Company (NYSE: TBL) today reported third quarter net income of $53.3 million, or diluted earnings per share (EPS) of $1.47, compared with third quarter 2002 net income of $49.2 million, or diluted EPS of $1.30.

•                  Third quarter revenue increased 6.6% to $444.0 million, reflecting strong growth in international markets (22.2% or 12.2% in constant dollars) which offset a modest decline in the U.S. (-1.7%).  Overall, Timberland’s international business grew to nearly 40% of Company revenues.  Benefits from foreign exchange rate changes added $14.3 million (or 3.4%) to overall revenue growth.

•                  Revenue growth for the quarter reflected global gains in both footwear and apparel.  Footwear revenue expanded 8.4% to $341.8 million, driven by growth in boots and men’s and women’s casual footwear.  Global apparel and accessories revenue grew 2.6% to $98.4 million, reflecting gains in the Company’s U.S. Wholesale and Asian businesses.

•                  Operating profit for the quarter increased 8.5% to $83.5 million, reflecting revenue growth and higher gross margins, which benefited from foreign exchange rate changes and reduced levels of footwear off-price sales and product returns.  Timberland’s progress in developing its international business enabled the Company to take advantage of the strengthening of foreign currencies.  For the quarter, foreign exchange rate changes contributed approximately $8.7 million to operating profits, which was leveraged to support continued investments against strategic priorities, including international business expansion.

•                  EPS for the quarter expanded 13.1% to $1.47, reflecting profit gains and continued benefits from share repurchases.

•                  A disciplined approach to asset management drove strong gains in cash management and return on capital. Timberland ended the quarter with $35.9 million in cash and no debt outstanding while driving improvements in rolling annual inventory turns and receivables management.  Timberland’s annual return on capital reached 28.1%.

•                  Timberland’s share repurchase program continued in the third quarter as the Company bought back 637 thousand shares at a total cost of $29.8 million.  The Company also announced today that its Board of Directors has authorized the repurchase of up to an additional four million shares of the Company’s Class A Common Stock.  The additional program supplements the Company’s current four million share authorization, of which approximately one million shares remained outstanding at the end of the third quarter.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “Timberland delivered strong performance in the third quarter, reflecting continued progress against our strategic initiatives.  Timberland’s international business, which drove our revenue growth in the quarter, delivered solid gains in both Europe and Asia as we continued to enhance our premium integrated brand positioning in those regions.  In the United States, our focus on driving footwear innovation across our portfolio, combined with the expansion of our wholesale apparel business, enabled us to deliver solid results in a competitive retail marketplace.”

“Overall, we are pleased to have delivered solid financial results in the third quarter and believe that we are on track towards achieving our performance goals for the second half of 2003 — and towards delivering strong revenue and earnings gains for the full year.  Based on current trends, we believe that mid to high single-digit revenue growth represents an appropriate goal for our business for the balance of 2003.  We also continue to target relatively flat operating margins for the second half of 2003 (excluding $6 million of one-time costs associated with last year’s West Coast work stoppage).  Looking ahead to 2004, we remain committed to delivering strong financial performance and intend to leverage solid revenue growth and operating margin gains to drive double-digit earnings growth and strong cash flow, consistent with our long-term financial objectives.  We believe that the strategies we are pursuing will enable us to continue to deliver strong financial performance while capturing the great potential that we see for the Timberland enterprise.”

Note that comments made by Mr. Swartz are Timberland’s performance targets, based on current expectations.  These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss third quarter results today at 8:25 AM Eastern Time.  Interested parties may listen to this call through the investor relations section of the

Company’s website, www.timberland.com, or by calling (913) 981-5519.  Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it.  Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East.  More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of The Timberland Company to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in view of changing consumer trends, consumer acceptance of products, and other factors affecting retail market conditions, including the current U.S. economic environment and the global economic and political uncertainties resulting from the continuing war on terrorism; (ii) manage its foreign exchange rate risks; (iii) obtain adequate raw materials at competitive prices; and (iv) other factors, including those detailed from time to time in The Timberland Company’s SEC reports, including its Annual Report on Form 10-K filed on March 27, 2003.  The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release also includes a discussion of constant dollar revenue growth, a non-GAAP measure.  As required by SEC rules, we have provided a reconciliation of this measure on an attached table that follows our financial statements.  Additional required information is located in the Form 8-K furnished to the SEC on October 16, 2003.

# # #

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	Sept. 26, 2003	Sept. 27, 2002	Dec. 31, 2002
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and equivalents	$35,902	$20,003	$141,195
Accounts receivable, net	264,036	251,803	132,110
Inventory	175,490	171,167	122,417
Prepaid expense	21,925	18,374	21,493
Deferred income taxes	21,256	21,962	24,568
Total current assets	518,609	483,309	441,783

Net property, plant and equipment	68,939	73,800	73,370

Goodwill	14,163	14,163	14,163

Other assets, net	10,618	8,883	9,355

Total assets	$612,329	$580,155	$538,671

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$50,236	$61,824	$33,678
Accrued expense	108,996	99,241	89,430
Income taxes payable	34,358	29,615	20,134
Derivative liabilities	6,334	5,486	12,514
Total current liabilities	199,924	196,166	155,756

Other liabilities	5,231	2,812	3,072

Deferred income taxes	6,689	11,268	7,058

Stockholders’ equity	400,485	369,909	372,785

Total liabilities and stockholders’ equity	$612,329	$580,155	$538,671

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 26, 2003	Sept. 27, 2002	Sept. 26, 2003	Sept. 27, 2002
Revenue	$443,960	$416,641	$926,690	$833,868
Cost of goods sold	241,160	233,801	498,886	465,256

Gross profit	202,800	182,840	427,804	368,612

Operating expense
Selling	98,202	86,099	246,203	218,883
General and administrative	21,072	19,761	59,487	52,880
Total operating expense	119,274	105,860	305,690	271,763

Operating income	83,526	76,980	122,114	96,849

Other expense (income)
Interest expense	328	263	767	633
Other, net	305	491	(226)	(1,565)
Total other expense (income)	633	754	541	(932)

Income before income taxes	82,893	76,226	121,573	97,781

Provision for income taxes	29,620	27,060	43,158	34,712

Income before cumulative effect of change in accounting principle	$53,273	$49,166	$78,415	$63,069

Cumulative effect of change in accounting principle	—	—	—	4,913

Net income	$53,273	$49,166	$78,415	$67,982

Earnings per share before cumulative effect of change in accounting principle
Basic	$1.51	$1.33	$2.20	$1.68
Diluted	$1.47	$1.30	$2.15	$1.64

Earnings per share after cumulative effect of change in accounting principle
Basic	$1.51	$1.33	$2.20	$1.81
Diluted	$1.47	$1.30	$2.15	$1.77

Weighted-average shares outstanding
Basic	35,378	37,099	35,684	37,600
Diluted	36,189	37,838	36,512	38,349

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	For the Nine Months Ended

	Sept. 26, 2003	Sept. 27, 2002
Cash flows from operating activities:

Net income	$78,415	$67,982
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Deferred income taxes	532	3,067
Depreciation and amortization	17,446	16,499
Cumulative effect of change in accounting principle	—	(4,913)
Tax benefit from stock option plans	8,098	4,585
Increase/(decrease) in cash from changes in working capital items:
Accounts receivable	(125,869)	(112,652)
Inventory	(51,917)	(42,967)
Prepaid expense	353	(690)
Accounts payable	12,238	16,941
Accrued expense	18,004	31,024
Income taxes	14,262	8,198
Net cash used by operating activities	(28,438)	(12,926)
Cash flows from investing activities:
Additions to property, plant and equipment, net	(10,646)	(11,704)
Other, net	847	324
Net cash used by investing activities	(9,799)	(11,380)
Cash flows from financing activities:
Common stock repurchases	(84,153)	(72,400)
Issuance of common stock	14,665	9,464
Net cash used by financing activities	(69,488)	(62,936)
Effect of exchange rate changes on cash	2,432	1,587
Net decrease in cash and equivalents	(105,293)	(85,655)
Cash and equivalents at beginning of period	141,195	105,658
Cash and equivalents at end of period	$35,902	$20,003

THE TIMBERLAND COMPANY

REVENUE ANALYSIS

(Amounts in Thousands)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 26, 2003	Sept. 27, 2002	% Change	Sept. 26, 2003	Sept. 27, 2002	% Change
Revenue by Segment:
US Wholesale	$221,011	$227,695	(2.9)	$421,319	$411,226	2.5
US Consumer Direct	47,588	45,419	4.8	113,289	112,418	0.8
Total US	268,599	273,114	(1.7)	534,608	523,644	2.1

International	175,361	143,527	22.2	392,082	310,224	26.4

Revenue by Product
Footwear	341,806	315,312	8.4	698,019	623,324	12.0
Apparel and Accessories	98,388	95,914	2.6	218,799	198,938	10.0
Royalty and Other	3,766	5,415	(30.5)	9,872	11,606	(14.9)

Revenue by Channel
Wholesale	364,857	343,688	6.2	724,034	647,035	11.9
Consumer Direct	79,103	72,953	8.4	202,656	186,833	8.5

Note: Domestic Retail Comparable Store Sales	1.1%	(12.3)%		(1.4)%	(10.2)%

THE TIMBERLAND COMPANY

RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES

TO CONSTANT DOLLAR REVENUE INCREASES

(Amounts in Millions)

Total Company Revenue Reconciliation:

	For the Three Months Ended Sept. 26, 2003		For the Nine Months Ended Sept. 26, 2003
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$27.3	6.6%	$92.8	11.1%
Increase due to foreign exchange rate changes	14.3	3.4%	43.2	5.2%
Revenue increase in constant dollars	13.0	3.1%	49.7	6.0%

International Revenue Reconciliation:

	For the Three Months Ended Sept. 26, 2003		For the Nine Months Ended Sept. 26, 2003
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$31.8	22.2%	$81.9	26.4%
Increase due to foreign exchange rate changes	14.3	10.0%	43.2	13.9%
Revenue increase in constant dollars	17.5	12.2%	38.7	12.5%